Appleton Reports Third Quarter 2008 Results

(Appleton, Wis., November 10, 2008) Appleton’s net sales from continuing operations for third quarter ended September 28, 2008, increased 3.2 percent to $255.2 million compared to net sales from continuing operations of $247.2 million for the same quarter of 2007. Appleton reported a loss from continuing operations of $25.8 million for third quarter 2008 compared to income from continuing operations of $6.8 million for the same quarter of 2007. Despite the increased net sales, Appleton’s loss from continuing operations for the quarter reflects higher raw material, energy and transportation costs during a period of increased manufacturing costs due to start up of its expansion project in West Carrollton, Ohio, and a $17.7 million goodwill impairment charge recorded in the Performance Packaging segment. Appleton reported a $30.0 million net loss for third quarter 2008 which included $4.2 million of charges recorded in discontinued operations. This compared to $7.3 million of net income recorded in third quarter 2007.

Appleton’s net sales from continuing operations for the first nine months of 2008 were $741.2 million, an increase of 2.6 percent compared to the first nine months of 2007. Appleton reported a loss from continuing operations of $4.2 million for the nine months ended September 28, 2008, compared to income of $7.3 million for the same period last year. During the first nine months of 2008, Appleton recorded a $22.3 million net litigation settlement gain, the result of prevailing in a lawsuit to recover previously incurred costs from an insurance carrier, which partially offset the third quarter impairment charge of $17.7 million and higher raw material, energy, transportation and start-up costs experienced during the past nine months. Appleton recorded a net loss of $51.3 million for the first nine months of 2008 compared to $5.4 million of net income for the same period last year.

On August 1, 2008, Appleton completed the sale of Bemrose Group Limited receiving $3.9 million of cash and $6.4 million consisting of two notes receivable to be settled within 75 and 180 days after closing. In anticipation of the sale transaction, the Company recorded impairment charges aggregating $42.2 million related to goodwill and other long-lived assets in the nine-month period ended September 28, 2008. These charges arose due to a decline in the value of the business arising primarily as the result of deteriorating economic conditions and tougher markets for Bemrose products, as well as increased funding requirements of the Bemrose pension plan arising from negotiations with the plan trustees.

Third Quarter Business Unit Results (dollars in thousands):

	Net Sales for the		Operating Income (Loss) for the
	Three Months Ended		Three Months Ended
	September 28, 2008	September 30, 2007	September 28, 2008	September 30, 2007

Technical Papers	$225,572	$222,500	$4,435	$19,147
Performance Packaging	29,644	24,742	(15,157)	1,976
Other (Unallocated)	—	—	(2,606)	(3,176)
	$255,216	$247,242	$(13,328)	$17,947

Appleton Reports Third Quarter 2008 Results	page 2
November 10, 2008

Technical Papers
Technical Papers third quarter 2008 net sales of $225.6 million were $3.1 million, or 1.4 percent, higher than third quarter 2007 as higher net sales of thermal and security papers offset lower net sales of coated solutions. Coated solutions net sales decreased $7.2 million, or 4.9 percent, compared to third quarter 2007, primarily due to lower shipment volumes and unfavorable mix which offset gains from improved pricing. Net sales of thermal papers increased $9.6 million, or 13.9 percent, compared to the prior year quarter, due to increased shipment volumes and improved pricing. Net sales of security papers increased $0.6 million, or 8.3 percent, compared to third quarter 2007, due to increased shipment volumes and improved pricing.

In comparison to third quarter 2007, Technical Papers third quarter 2008 operating income decreased $14.7 million to $4.4 million as $14.6 million of raw material and energy inflation and $5.2 million of start-up costs, associated with the expansion project at the Company’s paper mill in West Carrollton, Ohio, offset favorable pricing of $9.3 million and lower selling, general and administrative expenses.

On October 16, 2008, the union employees at Appleton’s converting plant and distribution center in Appleton, Wisconsin ratified a three-year labor agreement negotiated between Appleton and Local 2-0469 of the United Steelworkers Union. The agreement includes increases in both wages and benefits.

Performance Packaging
Performance Packaging third quarter 2008 net sales were $4.9 million, or 19.8 percent, higher than third quarter 2007 primarily due to improved pricing and favorable mix. However, higher net sales and manufacturing gains were offset by a $17.7 million goodwill impairment charge resulting in a third quarter 2008 operating loss of $15.2 million compared to operating income of $2.0 million recorded during the year earlier period.

In accordance with Statement of Financial Accounting Standards 142, “Goodwill and Other Intangible Assets,” Appleton tests its goodwill and intangible assets, with indefinite lives, annually or more frequently if events or changes in circumstances indicate an asset might be impaired. During third quarter 2008, Appleton determined that an impairment had occurred in the Company’s performance packaging business. As a result of this analysis, Appleton recorded a $17.7 million goodwill impairment charge for the quarter.

Other (Unallocated)
Other (unallocated) includes costs associated with new business development activities and unallocated corporate expenses. Other (unallocated) costs decreased $0.6 million in third quarter 2008 compared to third quarter 2007.

Balance Sheet
Capital spending during the first nine months of 2008 totaled $74.6 million, of which $67.8 million was associated with the West Carrollton, Ohio, mill expansion project. Through third quarter 2008, Appleton has spent $99.3 million on the $125 million expansion project. Capital spending for this project will continue through the remainder of the year. Capital spending during the first nine months of 2007 was $28.4 million.

At the end of third quarter 2008, Appleton had cash totaling $7.8 million. This compared to cash of $44.8 million at year-end 2007. Through third quarter 2008, the Company had net borrowings of $58.3 million on the revolving line of credit within its senior credit facility. During the first nine months of 2008, Appleton paid $19.7 million of its $25 million portion of the Fox River liability. As of the end of October 2008, Appleton’s responsibility for this $25 million has been completely satisfied.

Appleton Reports Third Quarter 2008 Results	page 3
November 10, 2008

Earnings release conference call
Appleton will host a conference call to discuss its third quarter 2008 results on Tuesday, November 11, 2008, at 11:30 a.m. ET. The call will be broadcast through its Web site, http://www.appletonideas.com/investors. A replay will be available through December 11.

About Appleton
Appleton creates product solutions through its development and use of coating formulations, coating applications and encapsulation technology. The Company produces carbonless, thermal, security and performance packaging products. Appleton, headquartered in Appleton, Wisconsin, has manufacturing operations in Wisconsin, Ohio, Pennsylvania and Massachusetts, employs approximately 2,400 people and is 100 percent employee owned. For more information visit http://www.appletonideas.com.

Media Contact:	Bill Van Den Brandt
Manager, Corporate Communications
920-991-8613
bvandenbrandt@appletonideas.com

Notice regarding forward-looking statements
This news release contains forward-looking statements. The words “will,” “may,” “should,” “believes,” “anticipates,” “intends,” “estimates,” “expects,” “projects,” “plans,” “seek” or similar expressions are intended to identify forward-looking statements. All statements in this news release, other than statements of historical fact, including statements which address Appleton’s strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appleton expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside the Company’s control that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the factors listed under “Item 1A - Risk Factors” in the Annual Report on Form 10-K for the year ended December 29, 2007, as well as in the Quarterly Report on Form 10-Q for the quarters ended March 30, 2008 and June 29, 2008, as well as the current quarter ended September 28, 2008. Many of these factors are beyond Appleton’s ability to control or predict. Given these uncertainties, you should not place undue reliance on the forward-looking statements. Appleton disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Appleton Reports Third Quarter 2008 Results	page 4
November10, 2008

Table 1

Appleton Papers Inc.
Consolidated Statements of Operations
(unaudited)
(dollars in thousands)

	For the Three	For the Three
	Months Ended	Months Ended
	September 28, 2008	September 30, 2007

Net sales	$255,216	$247,242
Cost of sales	211,173	186,824

Gross profit	44,043	60,418

Selling, general and administrative expenses	39,687	42,223
Goodwill impairment	17,684	-
Restructuring and other charges	-	248

Operating (loss) income	(13,328)	17,947

Other expense (income)
Interest expense	10,748	12,475
Debt extinguishment expenses	-	88
Interest income	(128)	(506)
Foreign exchange loss (gain)	1,774	(627)

(Loss) income from continuing operations before income taxes	(25,722)	6,517

Provision (benefit) for income taxes	85	(238)

(Loss) income from continuing operations	(25,807)	6,755

Discontinued operations
(Loss) income from discontinued operations, net of income taxes	(4,224)	524

Net (loss) income	$(30,031)	$7,279

Other Financial Data:
Depreciation and amortization of intangible assets including impairment within continuing operations	$32,441	$15,611

Appleton Reports Third Quarter 2008 Results	page 5
November 10, 2008

Table 2

Appleton Papers Inc.
Consolidated Statements of Operations
(unaudited)
(dollars in thousands)

	For the Nine	For the Nine
	Months Ended	Months Ended
	September 28, 2008	September 30, 2007

Net sales	$741,225	$722,357
Cost of sales	592,022	549,001

Gross profit	149,203	173,356

Selling, general and administrative expenses	124,105	129,469
Goodwill impairment	17,684	-
Restructuring and other charges	-	1,442

Operating income	7,414	42,445

Other expense (income)
Interest expense	32,034	36,912
Debt extinguishment expenses	-	1,141
Interest income	(365)	(1,882)
Litigation settlement, net	(22,274)	-
Foreign exchange loss (gain)	2,000	(1,301)

(Loss) income from continuing operations before income taxes	(3,981)	7,575

Provision for income taxes	177	233

(Loss) income from continuing operations	(4,158)	7,342

Discontinued operations
Loss from discontinued operations, net of income taxes	(47,149)	(1,886)

Net (loss) income	$(51,307)	$5,456

Other Financial Data:
Depreciation and amortization of intangible assets including impairment within continuing operations	$62,007	$48,293

Appleton Reports Third Quarter 2008 Results	page 6
November 10, 2008

Table 3

Appleton Papers Inc.
Consolidated Balance Sheets
(unaudited)
(dollars in thousands)
	September 28,	December 29,
	2008	2007

Cash and cash equivalents	$7,834	$44,838
Other current assets	304,761	253,050
Assets of discontinued operations	-	36,731
Total current assets	312,595	334,619

Property, plant and equipment, net	444,001	393,742

Other long-term assets	262,974	317,401
Assets of discontinued operations	-	57,646

Total assets	$1,019,570	$1,103,408

Other current liabilities	$182,402	$171,795
Liabilities of discontinued operations	-	21,685
Total current liabilities	182,402	193,480

Long-term debt	595,147	539,105

Other long-term liabilities	197,006	244,440
Liabilities of discontinued operations	-	20,750
Total long-term liabilities	197,006	265,190

Total equity	45,015	105,633

Total liabilities & equity	$1,019,570	$1,103,408